================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         POWERWAVE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                 [LOGO OF POWERWAVE TECHNOLOGIES APPEARS HERE]

                          POWERWAVE TECHNOLOGIES, INC.
                                2026 McGaw Avenue
                            Irvine, California 92614

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 26, 2000

To Our Shareholders:

     The Annual Meeting of Shareholders of Powerwave Technologies, Inc. (the "Company") will be held at the Orange County Airport Hilton, 18800 MacArthur Boulevard, Irvine, California, 92612 on Wednesday, April 26, 2000 at 10:00 a.m., local time, for the following purposes:

     1. To elect eight directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

     2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock thereunder from 40,000,000 to 135,000,000 and to effect a three-for-one stock split of the Company's Common Stock;

     3. To approve the adoption of the 2000 Stock Option Plan and authorize the issuance of 880,000 shares of Common Stock thereunder;

     4. To ratify the appointment of Deloitte & Touche LLP as independent auditors; and

     5. The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on February 28, 2000, (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. A list of shareholders as of the Record Date will be available during normal business hours for examination by any shareholder for any purpose germane to the Annual Meeting for a period of ten days prior to April 26, 2000, at the offices of the Company, 2026 McGaw Avenue, Irvine, California 92614.

     All shareholders are urged to attend the meeting in person or by proxy. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTPAID ENVELOPE. The proxy is revocable and will not affect your right to vote in person in the event you attend the Annual Meeting. You may revoke your proxy at any time before it is voted. If you receive more than one proxy card because your shares are registered in different names or at different addresses, please sign and return each proxy card so your shares will be represented at the Annual Meeting. In addition, if you plan to attend the Annual Meeting in person, please check the appropriate box so that we can ensure we have proper accommodations.

                                          By Order of the Board of Directors
                                          Kevin T. Michaels
                                          Senior Vice President, Finance,
Irvine, California                        Chief Financial Officer
March 27, 2000                            and Secretary

                          POWERWAVE TECHNOLOGIES, INC.

                          ----------------------------

                                 PROXY STATEMENT

                          -----------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 26, 2000

General Information

     This proxy statement contains information related to the solicitation of proxies by and on behalf of the Board of Directors of Powerwave Technologies, Inc. (the "Company") for use in connection with the Annual Meeting of Shareholders to be held on Wednesday, April 26, 2000, beginning at 10:00 a.m., local time, at the Orange County Airport Hilton, 18800 MacArthur Boulevard, Irvine, California 92612 and any and all adjournments or postponements thereof.

     The persons named as proxies were designated by the Board of Directors and are officers and/or directors of the Company. Any proxy may be revoked or superseded by executing a later proxy or by giving notice of revocation in writing to the Secretary prior to, or at, the Annual Meeting, or by the person who executed the proxy attending the Annual Meeting and voting in person. All proxies that are properly completed, signed and returned to the Company prior to the meeting, and not revoked, will be voted in accordance with the instruction given in the proxy. If a choice is not specified in the proxy, the proxy will be voted FOR the election of the director nominees listed below in Proposal 1 and FOR Proposals 2, 3 and 4 described in the following pages.

     This Proxy Statement and the accompanying proxy are being mailed to shareholders on or about March 28, 2000. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy and the cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson Shareholder Communications Inc. to handle the proxy solicitation for a fee of approximately $6,500, plus out of pocket expenses. Proxies may be solicited by personal interview, mail and telephone. The Company has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares that they hold in street name, and if that is the case, will supply additional copies of the proxy material for distribution to such beneficial owners. The Company will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares. In addition, some of the officers, directors and employees of the Company may solicit proxies personally, by telephone or fax.

Voting at the Meeting

     The shares of Common Stock constitute the only class of securities of the Company entitled to notice of, to attend and to vote at, the Annual Meeting. Only shareholders of record at the close of business on February 28, 2000, will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of February 28, 2000, there were 20,373,618 shares of Common Stock issued and outstanding, each share being entitled to one vote on each matter to be voted upon. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on February 28, 2000 will constitute a quorum.

     Votes at the Annual Meeting, including those cast in person or by proxy, will be tabulated by the Inspector of Elections appointed by the Board of Directors. Abstentions and brokers non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. Abstentions will be treated as shares present and entitled to vote for purposes of any matter for which a majority of shares present are required for passage and, accordingly, will have the effect of votes against such matters. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a matter, those shares will not be considered present and entitled to vote with respect to any such matter and, accordingly will have no effect on any matter for which a majority of shares present are required for passage. Abstentions or non-votes or other failures to vote will have no such effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or non-vote will have the same effect as a vote against the matter being voted upon.

Security Ownership of Certain Beneficial Owners, Directors and Executive
Officers

     The following table sets forth information concerning the ownership of the Company's outstanding Common Stock as of February 29, 2000, except as otherwise noted, by persons who are directors, Named Executive Officers (as defined under the heading "Summary Compensation"), nominees or persons known to the Company to be beneficial owners of five percent or more of its outstanding Common Stock. The table also includes the stock ownership of all directors and Named Executive Officers of the Company as a group.


                                                                      Percentage of
                                            Number of Shares              Shares
Name and Address of  Beneficial Owner     Beneficially Owned (1)     Outstanding (1)
-------------------------------------     ----------------------     ---------------
AMVESCAP PLC.........................           1,772,200 (2)              8.7%
 1315 Peachtree Street, N.E.
 Atlanta, GA 30309

Bruce C. Edwards (3).................             234,375                  1.1%
Stephen C. Cooper (4)................              20,000                    *
Kevin T. Michaels (5)................              14,030                    *
Anthony J. Zuanich (6)...............              15,083                    *
John L. Clendenin (7)................              24,041                    *
Gregory M. Avis......................                   -                    -
David L. George (8)..................               1,875                    *
Eugene L. Goda.......................                   -                    *
Carl W. Neun.........................                   -                    -
Safi U. Qureshey (9).................               2,500                    *
Andrew J. Sukawaty (10)..............              14,375                    *
All Executive Officers and
 Directors as a Group
(11 persons) (11)....................             326,279                  1.6%

----------------
* Less than 1%
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days of February 29, 2000, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. As of February 29, 2000, the Company had a total of 20,381,993 shares of Common Stock issued and outstanding. Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them.
(2) Based on a Schedule 13G dated February 3, 2000, filed by AMVESCAP PLC with the Securities and Exchange Commission. The Schedule 13G states that voting and investment power is shared with various of its subsidiaries with respect to all 1,772,200 of the listed shares.
(3) Includes options exercisable for 9,375 shares within 60 days of February 29, 2000.
(4) Consists of options exercisable for 20,000 shares within 60 days of February 29, 2000.
(5) Includes options exercisable for 13,083 shares within 60 days of February 29, 2000.
(6) Includes options exercisable for 12,083 shares within 60 days of February 29, 2000.
(7) Includes options exercisable for 21,041 shares within 60 days of February 29, 2000.
(8) Consists of options exercisable for 1,875 shares within 60 days of February 29, 2000.
(9) Consists of 2,500 shares owned by Skyline Nevada, LLC, a limited liability company of which Mr. Qureshey is a majority owner. Mr. Qureshey disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Skyline Nevada, LLC is 15941 Red Hill Avenue, Suite 205, Tustin, CA 92780.
(10) Consists of options exercisable for 14,375 shares within 60 days of February 29, 2000.
(11) Includes options exercisable for 91,832 shares within 60 days of February 29, 2000 (see notes 3, 4, 5, 6, 7, 8 and 10).

                                   Proposal 1

                              ELECTION OF DIRECTORS

     Directors are elected at each Annual Meeting of Shareholders and hold office until the next Annual Meeting of Shareholders or until their successor is duly elected and qualified. The number of directors fixed by the bylaws of the Company are nine, however, the Company has only identified, and is only nominating eight directors.

     Of the eight nominees for election to the Board of Directors, all are currently serving as Directors of the Company and all but two, Messrs. Neun and Qureshey, were elected to their present terms of office by the shareholders at the Company's most recent Annual Meeting of Shareholders, held in September 1999. Proxies cannot be voted for more than eight director nominees. Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy intend to vote at the Annual Meeting for the election of the eight nominees presented below. Persons named as proxies may not vote for the election of any person to the office of director for which a bona fide nominee is not named in the Proxy Statement. All nominees have consented to serve as a director for the ensuing year. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named in the enclosed proxy will vote for any substitute nominee designated by the Board of Directors. The nominees receiving a plurality of the affirmative votes will be elected. The term of office of each of the current directors expires on the date of the Annual Meeting.

     The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE
                                                 ---
NOMINEES NAMED BELOW.

     Gregory M. Avis, 41, has been a member of the Company's Board of Directors since October 1995. Mr. Avis has been a managing partner of Summit Partners, a venture capital investment firm, since January 1990. Mr. Avis also serves on the Board of Directors of Ditech Communications Corp. MCK Communications Corp., and Splash Technology Holdings, Inc. and a number of privately held companies.

     John L. Clendenin, 65, has been non-executive Chairman of the Company's Board of Directors since January 3, 1999 and has been a member of the Board of Directors since May 1998. Mr. Clendenin is a Chairman Emeritus of BellSouth Corporation, a telecommunications holding company. He served as Chairman of the Board of BellSouth until December 31, 1997 and as President and Chief Executive Officer from 1984 until his retirement at the end of 1996. Prior to BellSouth, Mr. Clendenin was President of Southern Bell from April 1981 to December 1983. He also serves on the Board of Directors of Coca-Cola Enterprises, Inc., Equifax Inc., National Service Industries, Inc., Nabisco Group Holdings Corp., Nabisco Holdings Corp., The Kroger Company, Springs Industries, Inc., The Home Depot, Inc. and Wachovia Corporation.

     Bruce C. Edwards, 46, joined the Company in February 1996 as President and Chief Executive Officer and Director. Mr. Edwards was Executive Vice President, Chief Financial Officer and Director of AST Research, Inc., a personal computer company, from July 1994 to December 1995 and Senior Vice President, Finance and Chief Financial Officer of AST Research, Inc. from March 1988 to July 1994. Mr. Edwards currently serves on the Board of Directors of HMT Technology Corporation and Metawave Communications Corporation.

     David L. George, 46, has been a member of the Company's Board of Directors since November 1995. Mr. George is one of the founders and has served as Executive Vice President and Chief Technical Officer of ComSpace Corporation, formerly known as Unique Technologies, International, L.L.C., a wireless technology development company, since February 1994. Mr. George also serves on the Board of Directors of ComSpace Corporation. From November 1983 to February 1994, Mr. George served as Vice President, Director of Operations, Commercial Division of Uniden America. Mr. George has been a member of the Institute of Electrical and Electronic Engineers (I.E.E.E.) for more than 20 years.

     Eugene L. Goda, 63, has been a member of the Company's Board of Directors since November 1995. Since June 1997, Mr. Goda has served as Chairman of the Board, President and Chief Executive Officer of Objectshare

Inc., formerly known as Park Place Digitalk, a software company. From October 1991 to October 1995, Mr. Goda served as Chief Executive Officer of Simulation Sciences, Inc., a software company. From July 1989 to September 1991, he served as Chief Executive Officer of Meridian Software Systems.

     Carl W. Neun, 56, has been a member of the Company's Board of Directors since February 2000. Mr. Neun is the Chairman of Wirex Communications, Inc. a provider of Linux based software. From 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix, Inc. From 1987 to 1993 he was Senior Vice President of Administration and Chief Financial Officer of Conner Peripherals, Inc. Mr. Neun currently serves on the Board of Directors of Merix Corp., the Oregon Museum of Science and Industry and the Christie School.

     Safi U. Qureshey, 49, has been a member of the Company's Board of Directors since February 2000. Mr. Qureshey was the cofounder and former Chief Executive Officer and Chairman of AST Research, Inc. a personal computer manufacturer. Mr. Qureshey currently serves on the Board of Directors of CarPrices.com, NextCard, Nexgenix and Connectcom. Mr. Qureshey is also President of the Southern California Chapter of The Indus Entrepreneurs (TiE-SC) which is a networking and mentoring organization for entrepreneurs. Mr. Qureshey is also a former member of President Clinton's Export Council and was a Regent's Professor at the Graduate School of Management , University of California, Irvine.

     Andrew J. Sukawaty, 44, has been a member of the Company's Board of Directors since May 1998. Mr. Sukawaty has served as Chief Executive Officer of Sprint PCS since September 1996. Prior to joining Sprint PCS, Mr. Sukawaty was Chief Executive Officer of NTL Limited, a British diversified broadcast transmission and communications company, since 1994. From 1989 to 1994, he was Chief Operating Officer of Mercury One-2-One, a PCS service provider in the United Kingdom. Prior to 1989, Mr. Sukawaty held various positions with US WEST, Inc., a telecommunications holding company.

Board Committees, Attendance at Meetings and Compensation

     The Audit Committee of the Board of Directors for the fiscal year ended January 2, 2000 consisted of Messrs. Avis and George. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit and the independent accountants' letter of comments and management's response thereto, any major accounting changes made or contemplated and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee held three meetings during the fiscal year ended January 2, 2000.

     The Compensation Committee for the fiscal year ended January 2, 2000 consisted of Messrs. Goda, Clendenin and Sukawaty. The Compensation Committee establishes remuneration levels for executive officers of the Company, reviews management organization and development, and reviews executive compensation and significant employee benefit programs. The Compensation Committee held three meetings during the fiscal year ended January 2, 2000. The Board of Directors does not have a standing nominating committee.

     For fiscal 1999, the Company's non-employee directors, other than Gregory
M. Avis who waived his fees, received a retainer fee of $20,000 per year payable in quarterly installments and $1,000 per meeting attended (excluding phone meetings) of the Board of Directors. The non-executive Chairman of the Board of Directors receives an additional retainer fee of $20,000 per year payable in quarterly installments. Directors of the Company who are also employees receive no additional compensation for their services as a director.

     Effective December 6, 1999, each of the following non-employee directors (Messrs. Clendenin, George, Goda and Sukawaty) were granted an option to purchase 5,000 shares of Common Stock at an exercise price of $68.50 per share under the 1996 Director Stock Option Plan. Upon their appointment as directors in February of 2000, Messrs. Neun and Qureshey were each granted an option to purchase 30,000 shares of Common Stock at an exercise price of $99.875 per share under the 1996 Director Stock Option Plan.

     The Board of Directors held nine meetings during the fiscal year ended January 2, 2000. Each director attended at least 80% of all meetings of the Board of Directors, with the exception of Messrs. Neun and Qureshey who were appointed in February 2000. Each director attended all committee meetings on which that director served.

1996 Director Stock Option Plan

     The Company's 1996 Director Stock Option Plan (the "Director Plan"), became effective December 5, 1996, and was amended in August 1998 to increase the number of shares of Common Stock available for issuance under the plan from 200,000 to 400,000. The Director Plan provides that each member of the Company's Board of Directors who is not an employee or paid consultant of the Company automatically will be eligible to receive options to purchase stock under the Director Plan. Pursuant to the terms of the Director Plan, each director elected after December 5, 1996 will be granted an initial option under the plan covering 30,000 shares of Common Stock, which option shall vest at the rate of 25% on the first anniversary of the grant date and the remaining 75% shall vest in equal monthly installments over the following three years. Furthermore, on December 5, 1996 and on each anniversary date thereof, each director who shall have been an eligible participant under the Director Plan for at least six (6) months shall be granted an annual option under the Director Plan to purchase 5,000 shares of Common Stock. The Director Plan provides that the exercise price per share of grants issued under the Director Plan shall be equal to 100% of the fair market value of a share of Common Stock on the grant date. There were 180,000 options outstanding under the Director Plan as of February 29, 2000 at a weighted average exercise price of $50.38 per share. There are 210,000 shares available for grant under the Director Plan at February 29, 2000.

                                   Proposal 2

 APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF
   INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK THEREUNDER FROM 40,000,000 TO 135,000,000 AND TO EFFECT A THREE-FOR-ONE STOCK
                       SPLIT OF THE COMPANY'S COMMON STOCK

General

     The Company's Amended and Restated Certificate of Incorporation currently authorizes the issuance of 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. In March 2000, the Board of Directors adopted a resolution unanimously approving and declared advisable a three-for-one stock split of the Common Stock, subject to shareholder approval of an amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Common Stock from 40,000,000 to 135,000,000. No change is being proposed to the authorized number of shares of Preferred Stock. An increase in the authorized Common Stock is necessary to permit the proposed stock split to occur, since the Company does not have enough authorized but unissued shares of Common Stock to carry out the stock split. If the shareholders approve this Proposal 2 (the "Capitalization Amendment"), the first sentence of the first paragraph of Article IV of the Company's Amended and Restated Certificate of Incorporation would be amended to read in its entirety as follows:


               "The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 140,000,000, of which (i) 135,000,000 shares shall be designated "Common Stock" and shall have a par value of $0.0001 per share; and (ii) 5,000,000 shares shall be designated "Preferred Stock" and shall have a par value of $0.0001 per share. Upon the effectiveness of this Certificate of Amendment of Amended and Restated Certificate of Incorporation, each issued and outstanding share of the Corporation's Common Stock, par value $0.0001 per share, shall automatically and without any action on the part of the holder thereof be reclassified as and changed into three shares of the Corporation's Common Stock, par value $0.0001 per share."

Reasons for the Stock Split

     The price per share of the Common Stock has increased since the completion of the Company's most recent stock offering on March 11, 1999, when the Common Stock was selling at $26.75 per share. The closing price on The Nasdaq Stock Market as of March 13, 2000 was $188.125 per share. The price per share is currently in a price range that makes the Common Stock less affordable for purchase in lots of 100 or more shares, particularly for individual investors. Following the stock split, the Board of Directors believes that the price per share of the Common Stock will be more affordable, which should enable a broader range of investors to make a purchase of the Common Stock, thus creating more liquidity in each shareholder's investment in the Company. The proposed three-for-one stock split is expected to increase the number of shares traded in the public market, which the Company believes will establish a more liquid market in the Common Stock.

Effect of the Stock Split

     The intended stock split would not change the shareholders' equity of the Company, nor would the split affect the relative rights of any shareholder or result in a dilution or diminution of any shareholders' proportionate interest in the Company. However, since the stock split would result in each shareholder's interest being represented by a greater number of shares, it is possible that higher brokerage commissions may be payable after the intended stock split upon a sale or transfer of a shareholder's same relative interest in Common Stock because that interest would be represented by a greater number of shares.

     The Company has been advised by counsel that the intended stock split would not result in the recognition of a taxable gain or loss to the shareholders for federal income tax purposes. In addition, the tax basis for shares in the hands of a shareholder prior to the distribution of the stock split shares would become the tax basis for the total number of shares to be held by such shareholder immediately after such distribution, and the holding period of the newly acquired shares would be deemed to be the same as the holding period of the corresponding shares held prior to the stock split. However, each shareholder should consult his or her own tax advisor with respect to the particular tax consequences, if any, to him or her of the stock split, including the applicability and effect of any state, local or foreign tax laws.

     In connection with the stock split, the number of shares of Common Stock underlying outstanding stock options and reserved for issuance under the Company's various stock option and stock purchase plans would be proportionately adjusted pursuant to the terms of such plans to reflect the stock split described above, and the exercise prices per share of outstanding options under such Company plans would be proportionately reduced.

     If the proposed Capitalization Amendment is not approved by shareholders, the existing Amended and Restated Certificate of Incorporation will continue in effect and the Company will not effect the stock split.

Implementation of the Stock Split

     Upon receipt by the Company of the requisite approvals, the Company will apply to The Nasdaq Stock Market for the continued listing of the Common Stock on a post-split basis and will notify Nasdaq of the intended effective date ("Effective Date") of the stock split, which will be at least 10 days after such notification. The stock split will be effected by the filing of an amendment to the Company's Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. Shareholders will not receive certificates representing additional shares resulting from the stock split, but will be credited with the additional shares of Common Stock. Because the Company currently has no fractional shares of Common Stock outstanding, no fractional shares will be issued as a result of the proposed three-for-one stock split.

Impact on the Company's Consolidated Financial Statements

     On the Company's consolidated balance sheet, the stock split will result in the allocation of an amount equal to the aggregate par value of the additional shares issued in connection with the stock split (approximately $4,100.00) to the "common stock" line of shareholders' equity, and a corresponding deduction of the same amount from the "additional paid-in capital" line. The Company's reported amounts of authorized and issued shares will also be adjusted on a three-for-one basis. The stock split will not affect the Company's income or cash flow statements, except to the extent of the costs of this Proxy Statement and related activities to effect the Capitalization Amendment and resulting stock split, which costs are not expected to be material to the Company's results of operations. The stock split will affect all earnings per share amounts reflected on the income statement, since earnings per share will be restated for the periods presented to reflect the increase in the number of shares of Common Stock outstanding.

Reasons for the Increase in the Number of Authorized Shares of Common Stock

     The Company's reserve of authorized but unissued shares of Common Stock has been substantially depleted in recent years as a result of the Company's financing activities through the sale of Common Stock and the granting of stock options under stock option plans. As of March 9, 2000, the Company was authorized to issue 40,000,000 shares of Common Stock and had 20,390,643 shares of Common Stock outstanding. The proposed Capitalization Amendment will increase the number of authorized shares of Common Stock from 40,000,000 to 135,000,000. If the proposed Capitalization Amendment is approved, the number of shares of Common Stock outstanding immediately following the stock split would be approximately 61,171,929, a number well over the currently authorized 40,000,000 shares of Common Stock. Moreover, in order to provide that the Company will have a sufficient number of authorized and unissued shares of Common Stock for other corporate opportunities, such as additional stock offerings, acquisitions, stock dividends and compensation plans (although there are no present plans to implement any of the foregoing), the Board of Directors has decided to increase the number of authorized shares of Common Stock from 40,000,000 to 135,000,000. However, and while this is not the intent of this Proposal, in addition to general corporate purposes, the proposed share increase can be used to make a change in control of the Company more difficult. See "Potential Anti-Takeover Effect of Authorized Securities" below.

     The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock of the Company authorized prior to approval of this Proposal. Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of the Company.

     As of the Record Date, a total of 20,373,618 shares of Common Stock of the Company were issued and outstanding, and a total of 3,470,303 shares of Common Stock were committed for issuance pursuant to outstanding stock options and stock purchase rights under the Company's stock option plans and stock purchase plans. This total committed for issuance includes existing grants as well as shares available for grant under all of the Company's stock option plans, and includes the amounts outstanding under the Company's 1995 Stock Option Plan. See the description of the "1995 Stock Option Plan" in the Compensation section of this Proxy Statement for information concerning the non-dilutive nature of
the 1995 Stock Option Plan.   As of the Record Date, no shares of the Company's
Preferred Stock, of which 5,000,000 shares are authorized, were issued or outstanding. No increase in the number of authorized shares of Preferred Stock of the Company is proposed or anticipated at the present time.

     If approved, the increased number of authorized shares of Common Stock will be available for issue from time to time for such purposes and consideration as the Board of Directors may approve, and no further vote of shareholders of the Company will be required, except as provided under Delaware law or under applicable stock exchange or stock market rules. The availability of additional shares for issuance, without the delay and expense of obtaining shareholder approval at a special meeting, will restore the Company's flexibility to issue Common Stock to a level that the Board of Directors believes is advisable.

Potential Anti-Takeover Effect of Authorized Securities

     The increase in the authorized Common Stock may facilitate certain anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. The Board of Directors could create impediments to a takeover or transfer of control of the Company by causing such additional authorized shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid. In this connection, the Board of Directors could issue shares of Common Stock to a holder that would thereby have sufficient voting power to assure that certain types of proposals would not receive the requisite shareholder vote, including any proposal to remove directors, to accomplish certain business combinations opposed by the Board of Directors, or to alter, amend or repeal provisions in the Company's Amended and Restated Certificate of Incorporation or Bylaws relating to any such action. Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of such shares could dilute the Common Stock ownership of such person or entity. Employing such devices may adversely impact shareholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving the Company. By use of such anti-takeover devices, the Board of Directors may thwart a merger or tender offer even though shareholders might be offered a substantial premium over the then current market price of the Common Stock. At the present time, the Company is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of the Company, and this Proposal is not being made in response to any such attempt.

     The Amended and Restated Certificate of Incorporation of the Company authorizes the issuance of 5,000,000 shares of Preferred Stock, all of which remain undesignated ("Preferred Stock"). The Board of Directors, within the limitations and restrictions contained in the Amended and Restated Certificate of Incorporation and without further action by the Company's shareholders, has the authority to issue the undesignated Preferred Stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of Preferred Stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and increasing the number of votes required to approve a change in control of the Company.

     The Company is also governed by Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law"), which provides that certain "business combinations" between a Delaware corporation whose stock is generally traded or held of record by more than 2,000 stockholders, such as the Company, and an "interested stockholder" (generally defined as a stockholder who beneficially owns 15% or more of a Delaware corporation's voting stock) are prohibited for a three-year period following the date that such stockholder became an "interested stockholder," unless certain exceptions apply. The term "business combination" is defined generally to include, among other transactions, mergers, tender offers and transactions which increase an "interested stockholder's" percentage ownership of stock in a Delaware corporation.

     While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by the Board of Directors. Moreover, the Board of Directors does not currently intend to propose additional anti-takeover measures in the foreseeable future.

Board of Directors' Reservation of Rights

     The Board of Directors retains the authority to take or to authorize discretionary actions as may be appropriate to carry out the purposes and intentions of this Proposal, including without limitation editorial modifications or any other change to the Capitalization Amendment which the Board of Directors may adopt without shareholder vote in accordance with the Delaware General Corporation Law.

No Dissenters' Rights

     Under Delaware law, shareholders are not entitled to dissenters' rights of appraisal with respect to the proposed Capitalization Amendment.

Required Vote and Recommendation of Board of Directors

     The affirmative vote of a majority of the outstanding shares of Common Stock on the Record Date will be required to approve the Capitalization Amendment. Both abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE CAPITALIZATION AMENDMENT WHICH INCREASES THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK UNDER THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION FROM 40,000,000 TO 135,000,000 AND TO EFFECT A THREE-FOR-ONE STOCK SPLIT OF THE COMPANY'S COMMON STOCK



                                   Proposal 3

APPROVAL OF THE ADOPTION OF THE 2000 STOCK OPTION PLAN AND THE AUTHORIZATION OF
           THE ISSUANCE OF  880,000 SHARES OF COMMON STOCK THEREUNDER

General

  The Company's shareholders are being asked to approve the 2000 Stock Option Plan (the "2000 Plan") which will be in addition to the Company's 1995 Stock Option Plan, the 1996 Stock Incentive Plan and the 1996 Director Stock Option Plan. The 2000 Plan authorizes the issuance of up to 880,000 shares of the Company's Common Stock pursuant to the terms of the 2000 Plan. The purposes of the 2000 Plan are to attract and retain the best available personnel for positions of substantial responsibility with the Company and to provide participants with additional incentives in the form of options to purchase the Company's Common Stock which will encourage them to acquire a proprietary interest in, and to align their financial interests with those of the Company and its shareholders.

  The 2000 Plan was adopted by the Board of Directors on March 17, 2000, subject to the approval of the Company's shareholders. The following is a summary of the principal features of the 2000 Plan. The summary, however, does not purport to be a complete description of all the provisions of the 2000 Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so without charge upon written request to the Secretary at the Company's principal executive offices in Irvine, California.

Eligibility

  Employees and consultants or independent advisors who are in the service of the Company or its subsidiaries (whether now existing or subsequently established) will be eligible to participate in the 2000 Plan. The Company's executive officers and other highly paid employees will also be eligible to participate in the 2000 Plan. Non-employee Directors of the Company are not eligible to participate in the 2000 Plan.

Share Grant and Valuation

  The 2000 Plan provides for the granting of only nonstatutory stock options to employees, executive officers and consultants of the Company. The exercise price per share of Common Stock of the Company covered by each option shall be equal to 100% of the fair market value of the Common Stock on the date that the option is granted. In no event shall any participant under the 2000 Plan be granted options covering more than 300,000 shares in any one calendar year. All options granted pursuant to the 2000 Plan shall have a maximum term of no more than five (5) years from the grant date.

Administration

   Authority to control and manage the 2000 Plan is vested with the Company's Board of Directors, which has sole discretion and authority, consistent with the provisions of the 2000 Plan, to determine the administration of the 2000 Plan. The Board of Directors may delegate such responsibilities in whole or in part to a committee consisting of two (2) or more members of the Board of Directors or two (2) or more executive officers of the Company (the "Administrator"). All option grants to executive officers of the Company shall be approved by the Board of Directors or the Compensation Committee of the Board of Directors.

  The Administrator of the 2000 Plan shall have the authority, consistent with the provisions of the 2000 Plan and the authority granted by the Board of Directors, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under 2000 Plan. Notwithstanding the foregoing, the Administrator shall not have the authority to amend an Option Agreement to effect a "re-pricing" of the exercise price of an option either by (i) lowering the exercise price of a previously granted option or (ii) by canceling a previously granted option and granting a new option, except that changes in the Company's capital structure or a change in control of the Company pursuant to the terms of the 2000 Plan shall not be considered a re-pricing of such option.

Acceleration

  In the event of an acquisition of the Company, whether by merger or asset sale or a sale of stock by the shareholders, if such acquisition is not approved by a majority of the Board of Directors, then concurrent with the effective date of such an acquisition, all then currently outstanding options shall be accelerated and all holders of such options shall have the right to exercise such options in respect to any or all shares subject thereto which have not previously been
exercised.   If, within 180 days of a change of control of the Company
(regardless of its approval or non-approval by the Board of Directors), an individual participant's status as an employee is terminated by the Company or its successor other than for cause, then such participant's options, to the extent not previously accelerated, shall be accelerated and such participant shall have the right to exercise such options which are then currently outstanding and not previously exercised.

  The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Changes in Capitalization of the Company

  The recommended three-for-one stock split of the Company's Common Stock contained in Proposal 2 will have the effect of increasing the number of shares available for grant under the 2000 Plan by 1,760,000 shares. If the shareholders approve Proposal 2 and this Proposal 3, the initially authorized 880,000 shares under the 2000 Plan will increase to a total of 2,640,000 as adjusted for the three-for-one split. In the event that any other change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number of shares issuable under the 2000 Plan, (ii) the maximum number of options that any one person may be granted under the 2000 Plan in any one calendar year, and (iii) the number of options and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder.

Amendment and Termination

  The Board may amend or modify the 2000 Plan in any or all respects subject to any required shareholder approval and no such changes or amendments shall be made which substantially affect or impair the rights of any participant under an outstanding option agreement without such participant's consent. The Board may terminate the 2000 Plan at any time, and the 2000 Plan will in all events terminate on March 17, 2010.

Deductibility of Executive Compensation

  Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Compensation deemed paid by the Company in connection with exercises of non-statutory stock options granted under the 2000 Plan qualifies as performance-based compensation for purposes of Section 162(m) if such plan is administered by a committee of "outside directors" as defined under Section 162(m). The Company believes that any compensation deemed paid by it in connection with exercises of non-statutory options will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, the Company believes that all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

Accounting Treatment

  Option grants made to employees under the 2000 Plan will generally not result in any charge to the Company's earnings. However, the Company must disclose in footnotes and pro-forma statements to the Company's consolidated financial statements, the impact those options would have upon the Company's reported earnings were the value of those options at the time of grant treated as a compensation expense. The number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

Required Vote and Recommendation of the Board of Directors

  The approval of the adoption of the 2000 Plan will require the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock present or represented and voting at the Annual Meeting. Both abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against this Proposal. Should such shareholder approval not be obtained, then the 2000 Plan will not be implemented.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE ADOPTION OF THE 2000 STOCK OPTION PLAN AND AUTHORIZATION OF THE ISSUANCE OF 880,000 SHARES OF COMMON STOCK THEREUNDER.



                                   Proposal 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


  The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the independent accounting firm of Deloitte and Touche LLP, certified public accountants, to audit the accounts of the Company and its subsidiaries for the 2000 fiscal year. Deloitte and Touche LLP has audited the accounts and records of the Company and its subsidiaries since 1995. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Board will reconsider the appointment of independent public accountants.

  Representatives of Deloitte and Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 2000 FISCAL YEAR.

Executive Officers

  The following table sets forth certain information regarding the Company's executive officers:


   Name                 Position
   ----                 --------
Bruce C. Edwards....... President, Chief Executive Officer and Director
Stephen C. Cooper...... Executive Vice President, Operations
Kevin T. Michaels...... Senior Vice President, Finance, Chief Financial Officer and Secretary
Anthony J. Zuanich..... Senior Vice President, Sales and Marketing

  Bruce C. Edwards, 46, joined the Company in February 1996 as President and Chief Executive Officer and Director. Mr. Edwards was Executive Vice President, Chief Financial Officer and Director of AST Research, Inc., a personal computer company, from July 1994 to December 1995 and Senior Vice President, Finance and Chief Financial Officer of AST Research, Inc. from March 1988 to July 1994. Mr. Edwards currently serves on the Board of Directors of HMT Technology Corporation and Metawave Communications Corporation.

  Stephen C. Cooper, 51, joined the Company in February 1999 as Executive Vice President, Operations. Prior to joining the Company, Mr. Cooper worked for Hewlett Packard Company for the past 25 years in a variety of management positions in the United States and Asia. Most recently, Mr. Cooper was the Operations Manager for the Hewlett Packard Power Amplifier business in Folsom, California which was acquired by Powerwave in October, 1998.

  Kevin T. Michaels, 41, joined the Company in June 1996 as Vice President, Finance and Chief Financial Officer and was appointed Secretary in June 1996. Mr. Michaels was named Senior Vice President, Finance in February 2000. Prior to joining the Company, Mr. Michaels worked for AST Research, Inc. for eight years, most recently as Vice President, Treasurer from October 1995 to June 1996. From July 1991 to October 1995 Mr. Michaels was Treasurer of AST Research, Inc. and from June 1988 to June 1991, he was Assistant Treasurer.

  Anthony J. Zuanich, 56, joined the Company in June 1998 as Senior Vice President, Sales and Marketing. Prior to joining the Company, Mr. Zuanich was employed at Gregory Associates as Senior Vice President, Global Sales and Marketing from July 1995 to December 1997. From December 1973 to October 1994, Mr. Zuanich held various executive positions with Triad Systems Corporation, an integrated computer systems manufacturer.

Summary Compensation

   The following table sets forth summary information concerning compensation paid by, or accrued for services rendered to, the Company in all capacities during the past three fiscal years to the Company's Chief Executive Officer and to each of the three additional officers whose salary and bonus exceeded $100,000 (the "Named Executive Officers").

                          Summary Compensation Table
                          --------------------------

                                                                                    Long-term
                                                                                   Compensation
                                                               Annual              ------------
                                                            Compensation              Awards
                                                            ------------           ------------       All Other
  Name and Principal Position               Year       Salary ($)   Bonus ($)       Options (#)    Compensation ($)
-----------------------------------------   ----       ----------   ---------      ------------    ----------------
Bruce C. Edwards.........................   1999        242,500      250,000               -              5,601/(1)/
 President and Chief Executive Officer      1998        179,230            -          75,000              3,474
                                            1997        135,000      375,000               -             15,400

Stephen C. Cooper (2)....................   1999        169,525      175,000         160,000              6,774/(3)/
 Executive Vice President, Operations       1998              -            -               -                  -
                                            1997              -            -               -                  -

Kevin T. Michaels........................   1999        150,000      150,000               -              5,601/(4)/
 Senior Vice President, Finance,            1998        124,230            -          50,000              5,289
 Chief Financial Officer and Secretary      1997         99,231       90,000               -             13,943

Anthony J. Zuanich(5)....................   1999        175,000      125,000          20,000            248,989/(6)/
 Senior Vice President, Sales               1998         94,230            -         100,000            121,177
 and Marketing                              1997              -            -               -                  -

_________
(1) Included in this amount are the Company's 401(k) plan matching contribution of $2,000 and health care coverage of $3,601.
(2) Mr. Cooper joined the Company in February of 1999 as Executive Vice President, Operations, at an annual salary of $210,000.
(3) Included in this amount are the Company's 401(k) plan matching contribution of $485, health care coverage of $418 and relocation expenses of $5,871.
(4) Included in this amount is the Company's 401(k) plan matching contribution of $2,000 and health care coverage of $3,601.
(5) Anthony Zuanich joined the Company as Senior Vice President, Sales and Marketing in June of 1998 at a base salary of $175,000 and an annual commission of $75,000.
(6) Included in this amount are $75,000 of annual commission, the Company's 401(k) plan matching contribution of $2,000, health care coverage of $1,989 and relocation expenses of $170,000.

  Option Grants in Last Fiscal Year

  The following table sets forth certain information concerning grants of options to each of the Company's Named Executive Officers during the fiscal year ended January 2, 2000. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains that would exist for the options based on the assumption that the stock price were to appreciate annually by 5% and 10%, respectively. The rates do not represent the Company's estimate or projection of future Common Stock prices and no assurance can be given that the share price will appreciate at the rates shown in the table.

                        Option Grants During Fiscal 1999

                                                                                    Potential Realizable Value
                         Number of      % of Total                                   at Assumed Annual Rates
                        Securities        Options                                  of Stock Price Appreciation
                        Underlying      Granted to       Exercise                        for Option Term
                          Options       Employees in      Price     Expiration    -----------------------------
       Name             Granted (#)   Fiscal Year/(1)/  ($/Share)    Date/(2)/        5%                10%
---------------------   ----------    --------------    ---------   ----------    ----------         ----------
Stephen C. Cooper          160,000              18.0%    18.8750    01/15/2009    $1,899,262         $4,813,102
Anthony J. Zuanich          20,000               2.2%    19.1875    01/12/2009      $241,338           $611,599

(1) Options to purchase an aggregate of 898,650 shares of Common Stock were granted to employees, including the Named Executive Officers, during the fiscal year ended January 2, 2000.
(2) Options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

Aggregated Option Exercises in Last Fiscal Year and Year End Value Table

  The following table sets forth certain information concerning the exercise of options by each of the Company's Named Executive Officers during the fiscal year ended January 2, 2000, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of January 2, 2000. Also reported are the values for "in the money" options which represent the positive spread between the exercise prices of any such existing stock options and the fiscal year end price of common stock.

                 Aggregated Option Exercises during Fiscal 1999
                      and Option Values at January 2, 2000

                                                      Number of Securities                   Value of
                                                     underlying unexercised          Unexercised In-the-Money
                         Shares                       Options at 01/02/2000         Options at 01/02/2000 /(2)/
                        Acquired       Value       ---------------------------     -----------------------------
       Name            on Exercise  Realized/(1)/  Exercisable   Unexercisable     Exercisable     Unexercisable
-------------------    -----------  ------------   -----------   -------------     -----------     -------------
Bruce C. Edwards         131,250     $4,293,674      21,875         81,250         $1,183,984        $3,729,687
Stephen C. Cooper              -              -           -        160,000                  -        $6,320,000
Kevin T. Michaels         41,500     $2,000,166      14,333         59,167           $750,881        $2,742,515
Anthony J. Zuanich             -              -      37,500         82,500         $1,518,750        $3,315,000

(1)  Market value on the date of exercise of shares, less option exercise price.
(2) In accordance with the Securities and Exchange Commission's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value per share is deemed to be $58.375, the Company's closing Common Stock price reported by Nasdaq on December 31, 1999.

Compensation Committee Interlocks and Insider Participation

  During fiscal 1999, the Compensation Committee consisted of John L. Clendenin, Eugene L. Goda and Andrew J. Sukawaty, none of whom served as an employee of the Company.

Transactions with Management and Others

  David L. George, a member of the Board of Directors of the Company, is an Executive Vice President and Director of ComSpace Corporation. Alfonso G. Cordero, a former director and former Chairman Emeritus of the Company, is also a member of the Board of Directors of ComSpace Corporation. ComSpace Corporation is a customer of the Company and has purchased products from the Company on terms which management believes were no less favorable than could otherwise be obtained from unaffiliated third parties. Sales to ComSpace Corporation were $0 in fiscal 1999, $0 in fiscal 1998 and less than $35,000 in fiscal 1997.

  The Company leases its manufacturing and headquarters facility and its Southern California sales and engineering facility, both located in Irvine, California, from CNH, LLC, a California limited liability company owned by Alfonso G. Cordero, the founder and a former director of the Company, a former employee and a current employee, all of whom are shareholders of the Company. The Company believes that three individuals in the aggregate were holders of approximately 2% of the Company's Common Stock outstanding as of January 2, 2000. The leases on both facilities expire on July 15, 2006. The Company also leases additional parking spaces from CNH, LLC. Total rent paid in fiscal 1999 to CNH, LLC was approximately $846,000.

  On April 28, 1998 the Company purchased $2.5 million of 13.75% Senior Secured Bridge Notes due April 28, 2000 (the "Notes") from Metawave Communications Corporation, a supplier of "smart antennas to the wireless communications market and a customer of the Company, in a private offering. The President of the Company joined the Board of Directors of Metawave Communications Corporation in May 1998. The total amount raised in the offering was $29.0 million. The Notes initially accrued interest at a rate of 13.75% per annum and interest was payable semi-annually. The Notes contained provisions to increase the rate of interest during the life of the Notes if the Notes were not repaid prior to maturity. The Notes were secured by certain assets of Metawave Communications Corporation and were redeemed in full on April 28, 1999. Upon the redemption of the Notes, the Company received related warrants for shares of Metawave Communications Corporation Series D Preferred Stock. For fiscal 1999, Metawave Communications Corporation accounted for less than 5% of the Company's revenues.

  In June 1997, the Company entered into an agreement to purchase 45% of the capital stock of Teletransfer, S.A. de C.V., ("Teletransfer") a private Mexican company operating several two-way dispatch radio services in Mexico. The Company invested a total of $600,000 for its 45% interest in the Teletransfer. Due to ongoing operating losses at Teletransfer since 1997, the Company has expensed the majority of its investment in Teletransfer. Beginning in 1998, the Company undertook efforts to sell its investment in Teletransfer. In June 1999, the Company sold its entire investment in Teletransfer to Mr. Alfonso G. Cordero for $300,000. Pursuant to the terms of the sale agreement, if within eighteen
(18) months of the sale Mr. Cordero is able to sell the investment in Teletransfer at a price greater than $300,000, Mr. Cordero will pay to the Company the amount the investment is sold for greater than $300,000 up to a maximum additional amount of $300,000.

  The Company has entered into indemnification agreements with its directors, certain executive officers and certain affiliated entities. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could otherwise be obtained from unaffiliated third parties.

1995 Stock Option Plan

  The Company's 1995 Stock Option Plan (the "1995 Plan"), as amended, permits executive personnel, key employees and non-employee members of the Board of Directors of the Company to participate in ownership of the

Company. The 1995 Plan is administered by the Compensation Committee of the Company's Board of Directors. The 1995 Plan provides for the grant of nonstatutory stock options under the applicable provisions of the Internal Revenue Code. The option price per share may not be less than 85% of the fair market value of a share of Common Stock on the grant date as determined by the closing price of the Company's Common Stock as reported by Nasdaq on the grant date. In addition, the exercise price may not be less than 110% of the fair market value of a share of Common Stock on the grant date for any individual possessing 10% or more of the voting power of all classes of stock of the Company. Options generally vest at the rate of 25% on the first anniversary date and 2% per month thereafter and expire no later than ten years after the grant date. Up to 1,938,615 shares of the Company's Common Stock were reserved for issuance under the 1995 Plan. Pursuant to a stockholders' agreement dated as of November 8, 1996, between the Company and certain of its original shareholders, those certain shareholders agreed that once the Company issued an initial 1,095,000 shares of Common Stock under the 1995 Plan, any additional shares issued under that 1995 Plan upon an option exercise will be coupled with a pro rata redemption from those shareholders of an equal number of shares at a redemption price equaling the option exercise price. The Company and those certain shareholders have agreed that this share redemption agreement applies only to the exercise of options to purchase a total of 843,615 shares of the Company's Common Stock. As of February 29, 2000, a total of 1,689,941 options have been exercised under the 1995 Plan. A total of 594,941 shares of Common Stock have been funded from those shareholders party to the stockholder's agreement. The effect of this transaction is to eliminate any dilution from the further exercise of options under the 1995 Plan. At February 29, 2000, there were 248,427 options outstanding under the 1995 Plan at a weighted average exercise price of $9.57. There are 247 shares available for grant under the 1995 Plan at February 29, 2000.

  The 1995 Plan provides that the 1995 Plan itself and all outstanding options shall terminate upon the occurrence of a consolidation or merger in which the Company is not the surviving corporation or the sale of substantially all of the Company's assets and certain other similar events, in each case unless the 1995 Plan is assumed by the successor corporation. In the event that an option holder's employment is terminated (other than for cause) within 180 days after any such transaction, such option holder's options shall become exercisable in full on the date of termination.


1996 Stock Incentive Plan

  The Company's 1996 Stock Incentive Plan (the "1996 Plan"), as amended, became effective December 5, 1996, and was amended in August 1998 to increase the number of shares of Common Stock available for issuance under the plan from 1,500,000 to 3,000,000. The 1996 Plan provides for the granting of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory options and restricted stock grants to directors, officers, employees and consultants of the Company, except that incentive stock options may not be granted to non-employee directors or consultants. As of February 29, 2000, all of the options granted under the 1996 Plan have been nonstatutory options. The 1996 Plan provides that for nonstatutory stock options, the option price per share may not be less than 85% of the fair market value of a share of Common Stock on the grant date and that the exercise price may not be less than 110% of the fair market value of a share of Common Stock on the grant date for any individual possessing 10% or more of the voting power of all classes of stock of the Company. The purpose of the 1996 Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1996 Plan is administered by the Compensation Committee of the Board of Directors, which has sole discretion and authority, consistent with the provisions of the 1996 Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the 1996 Plan. As of February 29, 2000, a total of 499,200 options have been exercised under the 1996 Plan. There were 1,976,664 options outstanding under the 1996 Plan as of February 29, 2000, at a weighted average exercise price of $23.50 per share. There are 524,136 shares available for grant under the 1996 Plan at February 29, 2000.

  In the event of a merger of the Company with or into another corporation, or a consolidation, acquisition of stock or assets or other change in control transaction involving the Company, each option becomes exercisable in full, unless such option is assumed by the successor corporation. In the event the transaction is not approved by a majority of the "Continuing Directors" (as defined in the 1996 Plan), each option becomes fully vested and exercisable in full immediately prior to the consummation of such transaction, whether or not assumed by the successor corporation. In addition, in the event that an option holder's employment by the Company is terminated (other than for cause) within 180 days after a change in control, such option holder's options become exercisable in full on the date of termination.

Employee Stock Purchase Plan

  The Company's Employee Stock Purchase Plan (the "Purchase Plan") became effective on December 5, 1996. The Purchase Plan covers an aggregate of 500,000 shares of Common Stock. The Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, is implemented utilizing six-month offerings with purchases occurring at six month intervals. The Purchase Plan is administered by the Board of Directors. Employees are eligible to participate if they are employed by the Company for at least 20 hours per week and if they have been employed by the Company for at least 90 days. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 20% of an employee's compensation. The price of Common Stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock at the beginning of each six-month offering period or on the applicable purchase date. Employees may end their participation in any offering at any time during the offering period, and participation ends automatically on termination of employment. The Board may at any time amend or terminate the Purchase Plan, except that no such amendment or termination may adversely affect options previously granted under the Purchase Plan. During fiscal 1999, the fourth and fifth purchases under the Purchase Plan occurred on January 31, 1999 and July 31, 1999, respectively. A total of 31,789 shares of the Company's Common Stock were purchased in the fourth purchase at $10.20 per share and 26,188 shares were purchased in the fifth offering at $22.7375 per share. On January 31, 2000, a total of 21,537 shares were purchased in the sixth offering under the Purchase Plan at a price of $30.3875 per share. As of February 29, 2000, there were rights to purchase approximately 3,000 shares outstanding under the Purchase Plan and there were 322,204 shares available for purchase under such plan.

401(k) and Profit Sharing Plan

  The Company sponsors a Future Income Program Plan and Trust (the "401(k) Plan") covering the Company's full-time employees located in the United States. The 401(k) Plan is intended to qualify under Section 401(k) of the Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to 15% of their base salary, subject to Internal Revenue Service limitations, and to have the amount of such reduction contributed to the 401(k) Plan.

  The 401(k) Plan provided for employer matching contributions up to a maximum of 20% of each eligible employee's annual contribution for the year ended January 2, 2000. For fiscal 1999, the Company contributed $243,254 to the 401(k) Plan as matching contributions.

  The 401(k) Plan permits, but does not require, additional profit sharing contributions from the Company on behalf of eligible employees. Any profit sharing contribution is approved by the Board of Directors. There were no profit sharing contributions authorized for the year ended January 2, 2000.

Board Compensation Committee Report on Executive Compensation

  The Company's compensation policies applicable to its executive officers are administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is made up of three non-employee directors. For the fiscal year ended January 2, 2000, the Committee was composed of Messrs. Clendenin, Goda and Sukawaty. The Company's executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize shareholder value. The programs are designed to enhance shareholder value by aligning the financial interests of the executive officers of the Company with those of its shareholders.

Compensation Philosophy

  The Company's executive compensation programs are based on the belief that the interests of the executives should be closely aligned with the Company's shareholders. In support of this philosophy, a meaningful portion of each executive's compensation is placed at-risk and is linked to the accomplishment of specific results that are expected to lead to the creation of value for the Company's shareholders from both the short-term and long-term perspectives.
With this pay-for-performance and shareholder alignment orientation, the Company's compensation policies and programs are designed to (1) attract, develop, reward and retain highly qualified and productive individuals; and (2) motivate executives to improve the overall performance and profitability of the Company.

  There are three primary components of executive compensation: base salary, the annual management bonus plan, and stock option grants. While the elements of compensation are considered separately, the Committee takes into account the total compensation package afforded by the Company to the individual executive.

  Base Salary. Salaries paid to executive officers (other than the Chairman and the Chief Executive Officer) are reviewed annually by the Chairman and the Chief Executive Officer based upon their assessment of the nature of the position and the contribution, experience and Company tenure of the executive officer. The Chairman and the Chief Executive Officer review all salary recommendations with the Committee. The Chairman reviews any salary recommendations for the Chief Executive Officer with the Committee, which then approves or disapproves such recommendations. The Committee, excluding the Chairman, reviews the salary of the Chairman and establishes the Chairman's salary based upon their assessment of the performance of the Chairman and his contribution to the Company.

  Annual Management Bonus. Annual management bonuses for fiscal 1999 paid to executive officers of the Company were based upon individual and corporate performance objectives and were paid from a Company-wide bonus pool which totaled approximately $6.5 million. All employees of the Company are eligible to participate in the bonus pool and goals and objectives are measured on a bi-annual basis. The size of the pool was based upon overall Company performance as compared to both budgeted fiscal year performance and the extent to which the Company achieved its overall financial goals of growth in earnings, growth in revenues and market share and return on shareholders equity and the executive's achievement of their individual goals and objectives. The amount of the bonus pool is subject to the approval of the Committee. Once the overall bonus pool is approved, the Company's employees are eligible for their individual target bonuses (as a percentage of annual salary) based upon the Company's overall achievement of its financial goals, and an additional percentage based upon individual achievement of their objectives. The Committee reviews and approves all bonuses for executive officers, based upon an evaluation of their individual performance and contribution to the Company's overall performance.

  Stock Options. Stock options are designed to align the interests of executives with those of the shareholders. Stock option grants may be made to executive officers when one of the following events occurs: upon initial employment, upon promotion to a new, higher level position that entails increased responsibilities and accountability, for the recognition of superior performance or as an incentive for continual service with the Company as well as continued superior performance. The Chairman or the Chief Executive Officer recommends the number of options to be granted, within a range associated with the individual executive's salary level, and presents this to the Committee and the entire Board of Directors for their review and approval. The Committee takes into account the total compensation offered to its executives when considering the number of options awarded. The Chief Executive Officer and the Chief Financial Officer comprise the members of the Company's Option Committee, and are empowered by the Board of Directors and the Committee to grant options to non-officer employees of the Company up to a grant amount of 20,000 shares per employee. All grants for employees of the Company in excess of this amount are submitted to the Committee for approval. All grants for officers of the Company are submitted to both the Committee and the entire Board of Directors for approval.

CEO Compensation

  The Committee increased Mr. Edwards base salary effective February 1, 1999, from $185,000 to $250,000, a level the Committee believes is equivalent to the base salaries for Chief Executives at similarly situated companies.

  For fiscal 1999, Mr. Edwards was paid a management bonus of $250,000 from the Company's annual management bonus pool. Mr. Edwards bonus was based on the Company's financial performance and on his achievement of individual objectives as set by the Board of Directors at the start of the fiscal year.

Policy Regarding Section 162(m) of the Internal Revenue Code

  The Committee has reviewed the Company's executive compensation plans to determine if revisions may be necessary due to provisions of Section 162(m) of the Internal Revenue Code which generally disallows a tax deduction to public corporations for compensation paid to any of the corporation's executive officers in excess of $1,000,000 during any fiscal year. It is the current policy of the Committee to preserve, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its shareholders. The Committee continually reviews the Company's existing executive compensation plans and will propose changes, if necessary and reasonable, to ensure compliance with the provisions of Section 162(m) which allow performance-based compensation to be excluded from the deduction limits.

  The Compensation Committee of the Board of Directors:

  John L. Clendenin
  Eugene L. Goda
  Andrew J. Sukawaty

Market for Registrant's Common Equity and Related Shareholder Matters

  The Company's Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol PWAV. Set forth below are the high and low sales prices as reported by Nasdaq for the Company's Common Stock for the periods indicated.

                                                       High         Low
                                                     ---------    --------
Fiscal Year 1998
     First Quarter Ended March 29, 1998...........    $20.0000    $ 9.1250
     Second Quarter Ended June 28, 1998...........    $22.9375    $13.1250
     Third Quarter Ended September 27, 1998.......    $19.0000    $ 6.3750
     Fourth Quarter Ended January 3, 1999.........    $20.0000    $ 5.6250

  Fiscal Year 1999
     First Quarter Ended April 4, 1999............    $31.1875    $16.8125
     Second Quarter Ended July 4, 1999............    $36.8750    $21.6250
     Third Quarter Ended October 3, 1999..........    $49.7500    $30.3750
     Fourth Quarter Ended January 2, 2000.........    $80.0625    $47.8125

  Fiscal Year 2000
     First Quarter through March 14, 2000.........   $205.0000    $45.8750

  There were approximately 54 security holders of record as of February 28, 2000. The Company believes there are approximately 13,600 shareholders of the Company's Common Stock held in street name. The Company has not paid any dividends to date and does not anticipate paying any dividends on the Common Stock in the foreseeable future. The Company anticipates that all future earnings will be retained to finance future growth.

Stock Performance Comparison

  The following graph compares the cumulative total shareholder returns for the Company's Common Stock with the cumulative total return of the S&P 500 Index, and the S&P Communication Equipment Index. The presentation assumes $100 invested on December 5, 1996 in the Company's Common Stock, the S&P 500 Index and the S&P Communication Equipment Index with all dividends reinvested. No cash dividends were declared on the Company's Common Stock during this period. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.


                        [PERFORMANCE GRAPH APPEARS HERE]

                             POWERWAVE                 S&P
Measurement Period           TECHNOLOGIES,   S&P 500   COMMUNICATIONS
(Fiscal Year Covered)        INC.            INDEX     EQUIPMENT
---------------------        -------------   -------   --------------
Measurement Pt-12/06/96          $100          $100         $100
FYE 12/96                        $130          $ 98         $ 99
FYE 12/97                        $122          $131         $129
FYE 12/98                        $162          $168         $227
FYE 12/99                        $508          $203         $497

  Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Board Compensation Committee Report on Executive Compensation and the Stock Performance Comparison graph shall not be incorporated by reference into any such filings.

                                 ANNUAL REPORT

  The Company's Annual Report, including financial statements and schedules thereto for the fiscal year ended January 2, 2000 is being forwarded to each shareholder with this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

                                 OTHER MATTERS

  The Board of Directors has no knowledge of any other matters which shall come before the Annual Meeting. If any other matters shall properly come before the Annual Meeting, the persons named in the proxies will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership with the Securities and Exchange Commission ("SEC") and Nasdaq. Directors, executive officers and greater than ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 4, 1999 to January 2, 2000, all filing requirements applicable to its directors, executive officers and greater than ten-percent beneficial owners were met as except as noted below:

  Mr. Zuanich did not report an August 1999 purchase transaction on Form 4. This transaction was subsequently reported on Form 5 for the 1999 fiscal year.

                           PROPOSALS OF SHAREHOLDERS

  Any shareholders desiring to submit a proposal for action at the Company's Annual Meeting of Shareholders to be held in 2001, and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Secretary of the Company at its principal place of business no later than December 10, 2000 in order to be considered for inclusion in the Company's Proxy Statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities and Exchange Act of 1934, Rules and Regulations of the SEC and other laws and regulations to which interested persons should refer.

  On May 21, 1998 the SEC adopted an amendment to Rule 14a-4 as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c) (1) governs the Company's use of its discretionary proxy voting authority with respect to a shareholder proposal which is not addressed in the Company's Proxy Statement. The new amendment provides that the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the Proxy Statement, in two situations: (i) if a proponent of a proposal fails to notify the Company at least 45 days prior to the current year's anniversary of the date of the mailing of the prior year's Proxy Statement, or (ii) if the date of the Company's annual meeting has changed by more than thirty (30) days from the prior year, if notice is not received a reasonable time before the Company mails the Proxy Statement for the current year.

  With respect to the Company's upcoming Annual Meeting of Shareholders, as of the date of the mailing of this Proxy Statement, the Company has not been provided notice of any shareholder proposals. Therefore, the Company will be allowed to use its voting authority as discussed above.


Submitted by:

Kevin T. Michaels
Senior Vice President, Finance
Chief Financial Officer and Secretary

Dated: March 27, 2000


  COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, POWERWAVE TECHNOLOGIES, INC., 2026 MCGAW AVENUE, IRVINE, CALIFORNIA 92614. SHAREHOLDERS CAN ALSO ELECTRONICALLY REQUEST THE ANNUAL REPORT USING THE COMPANY'S INVESTOR RELATIONS PAGE ON ITS WORLDWIDE WEB SITE AT WWW.POWERWAVE.COM. THE COMPANY'S WEB SITE DOES NOT CONSTITUTE PART OF THIS PROXY AND IS NOT REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATIONS BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.